Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ben Bittle, Director of Product Management

972.664.8107, bbittle@intrusion.com

INTRUSION INC. ANNOUNCES
FIRST QUARTER RESULTS

$1.0 Million Phase II Fort Hood Order Slips into Second Quarter

Gross Profit Margin Reaches 56%

Sequential Cash Burn Decreased 42%

Richardson, Texas – May 3, 2005 – Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced financial results for the three months ended March 31, 2005.

Revenue for the first quarter 2005 was $1.2 million compared to $2.0 million for the fourth quarter 2004 and $1.3 million for the first quarter 2004.  A $1.0 million order for Phase II of the U.S. Army Fort Hood project expected in the first quarter of 2005 was delayed until April.  If the Fort Hood order had been received in the first quarter as expected, first quarter 2005 revenue would have been approximately $2.1 million, an increase of 5% sequentially.

Intrusion’s operating loss was $1.0 million in the first quarter 2005 compared to $0.7 million in the fourth quarter 2004 and $1.3 million in the first quarter 2004.  If the Fort Hood order had been shipped in the first quarter, as expected, the net loss would have been approximately $0.5 million, a decrease of 38% sequentially.

Gross profit margin was 56 percent of revenue in the first quarter of 2005 compared to 55 percent of revenue in the fourth quarter of 2004 and 50 percent of revenue in the first quarter of 2004.

Intrusion’s first quarter 2005 operating expenses were $1.7 million, compared to $1.8 million for the fourth quarter 2004 and $1.9 million for the first quarter 2004.

As of March 31, 2005, Intrusion reported cash, cash equivalents and short-term investments of $4.2 million, working capital of $3.9 million and no debt.  The increase in cash and cash equivalents was a result of Intrusion’s $2.7 million private placement completed on March 28, 2005, which yielded net proceeds to Intrusion of approximately $2.5 million.

Excluding the impact of the private placement, the cash burn rate in the first quarter was $0.7 million, a 42 percent sequential decline compared to the $1.2 million in the fourth quarter 2004.

“The delayed order for Phase II of the Fort Hood project negatively impacted the quarter’s results, however, we believe that we are moving in the right direction and the Phase II  Fort Hood order exemplifies that fact,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

“Historically, the first quarter has been extremely challenging and this year was no different.  However, if the Fort Hood order had not been delayed, our revenues for the first quarter would have exceeded $2.1 million and we would have achieved our goal of sequential quarterly growth,” Paxton concluded.

Since the beginning of 2005, the momentum for Intrusion’s Compliance Commander Regulated Information Compliance products has been building.  The first sale of the HIPAA Compliance Monitor (HCM) to Orthofix International, N.V. was announced in February and the first sale of the Regulated Information Monitor (RIM) to Pasadena Federal Credit Union was announced in April.  Intrusion announced its new service for tracking down and identifying intruders in February.  This new entity identification service is branded TraceCop™.

Another highlight of the first quarter was the completion of a $2.7 million private placement of convertible preferred stock in March.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 10, 2005 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 5883351.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  In addition, Intrusion Inc. offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information and data privacy protection, TraceCop™ identification and location service, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and our ongoing Nasdaq eligibility, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

This release may include various non-GAAP financial measures (as defined by SEC Regulation G).  The Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations for the period presented by eliminating the effects of one-time and other transactions that can distort underlying operational results in order to provide greater comparability of the Company’s quarterly financial performance on a year-to-year basis.  The most directly comparable GAAP financial measures and reconciliation of the differences between the GAAP financial measures can be found in the text of this release and the Company’s Condensed Consolidated Statements of Operations attached to this release.

INTRUSION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$3,791	$2,315
Short-term investments	425	75
Accounts receivable, net of allowance for doubtful accounts of $369 in 2005 and $508 in 2004	605	1,220
Inventories, net	868	950
Prepaid expenses	370	393
Total current assets	6,059	4,953

Property and equipment, net	316	299
Other assets	54	64
TOTAL ASSETS	$6,429	$5,316

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,375	$1,667
Deferred revenue	775	799
Total current liabilities	2,150	2,466

Stockholders’ Equity:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 439 in 2005 and 840 in 2004
Liquidation preference of $2,252,000	1,553	2,968
Series 2 shares issued and outstanding – 1,065 Liquidation preference of $2,664,000	1,675	—
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 6,068 in 2005 and 5,431 in 2004 Outstanding shares – 6,058 in 2005 and 5,421 in 2004	61	54
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	51,290	49,095
Accumulated deficit	(49,759)	(48,732)
Accumulated other comprehensive loss	(179)	(173)
Total stockholders’ equity	4,279	2,850
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,429	$5,316

INTRUSION INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Revenue	$1,185	$1,972	$1,267
Cost of revenue	527	894	637

Gross profit	658	1,078	630

Operating expenses:
Sales and marketing	759	823	960
Research and development	702	602	601
General and administrative	228	262	264
Severance costs	—	139	96
Operating loss	(1,031)	(748)	(1,291)
Interest income, net	4	8	18
Other expense, net	—	(48)	—
Loss before income taxes	(1,027)	(788)	(1,273)
Income tax provision	—	—	—
Net loss	(1,027)	(788)	(1,273)
Preferred stock dividends accrued	(29)	(62)	—
Beneficial conversion feature on preferred stock	(919)	—	(938)
Net loss attributable to common stockholders	$(1,975)	$(850)	$(2,211)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.33)	$(0.16)	$(0.43)
Weighted average shares outstanding
• Basic and Diluted	6,030	5,208	5,163